EXHIBIT 99.1
Contact: Insignia Systems, Inc. Kristine Glancy, CEO (763) 392-6200

FOR IMMEDIATE RELEASE

INSIGNIA SYSTEMS, INC. ANNOUNCES
2018 SECOND QUARTER AND SIX MONTH FINANCIAL RESULTS

MINNEAPOLIS, MN – July 31, 2018 – Insignia Systems, Inc. (Nasdaq: ISIG) (“Insignia”) today reported financial results for the second quarter ended June 30, 2018 (“Q2”).

Overview
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Q2 2018 net sales increased 41.0% to $8.2 million from $5.8 million in Q2 2017, driven by POPS program revenue and innovation.
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Q2 2018 operating income was $253,000 (inclusive of incurred Cooperation Agreement expenses of $460,000) compared to an operating loss of $574,000 in Q2 2017
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Q2 2018 net income was $184,000, or $0.02 per basic and diluted share, compared to a net loss of $534,000 or ($0.05) per basic and diluted share in Q2 2017

Insignia’s President and CEO Kristine Glancy commented, “We are pleased with our continued strong results in Q2 2018 as net sales increased 41.0% compared to Q2 2017. The majority of the net sales increase was driven by both our POPS program and product innovation, while also lapping a softer Q2 2017. Our net income for Q2 2018 was $184,000 compared to a net loss of $534,000 for Q2 2017. The improvement in net income was primarily driven by our increase in revenues and gross profit, product diversification and overall operating expense management, while continuing to make strategic investments to fuel long-term sustainable growth and our new IT operating infrastructure.”

Ms. Glancy continued, “Last week we published our first white paper in five years, titled The Grocery Store as a Media Vehicle. In our paper, we discuss why in-store messaging is a powerful and increasingly leveraged complement to digital advertising. Brands’ budgets are being squeezed and they are continually seeking the greatest optimal ROI possible. The average US consumer will make 1.5 grocery trips per week, resulting in a total of over 224 million weekly grocery trips—or the opportunity to reach an average of 1.3 million active shoppers per hour with a well placed in-store messaging program. And with over 70% of purchase decisions being made at the shelf, we are seeing a trend of brands redirecting a portion of their spending back to tactics that reach the right person at the right time, a time when their message can have maximum potential impact, making the grocery store an effective media vehicle.”

“While we are making progress in our overall transformation, we are also continuing to navigate the rapidly evolving marketplace and ensure we maintain relevancy to our customers needs. We remain committed to driving overall shareholder value with the focus on our key initiatives of accelerating growth with a broadened product portfolio and client base, aligning our cost structure appropriately while making strategic investments and instilling a high-performance team, with credible industry expertise.

Q2 2018 Results
Net sales increased 41.0% to $8,245,000 in Q2 2018, from $5,849,000 in Q2 2017, due to increases in both POPS program revenue and innovation initiatives. POPS program revenue increased primarily due to the number of signs placed, mostly due to increased signs placed from new and existing CPG customers and an increase in average price per sign, which was the result of a favorable mix of CPG clients. Service revenues inclusive of POPS program revenue increased during the three months ended June 30, 2018, up 42.7% from the three months ended June 30, 2017. This strong growth is indicative of the progress we have made on our transformation efforts, and is also a result of lapping a soft second quarter in 2017. Accordingly, we do not expect a similar increase in the percentage of service revenues (or in the gross profit as a percentage of net sales) during the remainder of 2018 as compared to the comparable periods in 2017.

Gross profit in Q2 2018 increased to $3,005,000, or 36.4% of net sales, from $1,498,000, or 25.6% of net sales, in Q2 2017. The higher gross profit was primarily the result of increased sales, product mix combined with an increased average price per sign from a favorable mix of CPG clients. The company incurred costs of approximately $155,000 associated with the implementation of its new IT infrastructure during Q2 2018, compared to $50,000 in Q2 2017.

Selling expenses in Q2 2018 were $719,000, or 8.7% of net sales, compared to $831,000, or 14.2% of net sales, in Q2 2017. The decrease was primarily due to decreased staff related expenses.

Marketing expenses in Q2 2018 were $566,000, or 6.9% of net sales, compared to $427,000, or 7.3% of net sales, in Q2 2017. The increase in dollars was primarily due to increased staffing and staff related expenses due to an increase in new product development activities.

General and administrative expenses in Q2 2018 increased to $1,467,000, or 17.8% of net sales, from $814,000, or 13.9% of net sales, in Q2 2017. The increase of $653,000 includes $460,000 of expenses related to the negotiation and satisfaction of obligations under the Cooperation Agreement that was announced on May 18, 2018, and is in effect into 2020.

Income tax expense for Q2 2018 was 29.2% of pretax income, or an expense of $76,000, compared to income tax benefit of 6.6% of pretax loss, or $38,000, in Q2 2017. Tax expense varies between periods, given the Company’s policy of reassessing the annual effective rate on a quarterly basis, as well as the impact of any discrete tax items during the quarter.

As a result of the items above, the net income for Q2 2018 was $184,000, or $0.02 per basic and diluted share, compared to a net loss of $534,000, or $0.05 per basic and diluted share, in Q2 2017.

As of June 30, 2018, cash and cash equivalents totaled $8.0 million, compared to $4.7 million as of December 31, 2017.

Share Repurchase Plan
As announced on April 5, 2018, the Board of Directors has approved a Stock Repurchase Plan authorizing the repurchase of up to $3.0 million of the Company’s common stock, from time to time on the open market or in privately negotiated transactions through March 31, 2020. During Q2 2018, the Company purchased approximately 103,000 shares at an average price of $1.79 per share.

About Insignia Systems, Inc.

Insignia Systems, Inc. markets in-store advertising products, programs and services primarily to both consumer packaged goods manufacturers and retailers. Insignia provides at-shelf media solutions in over 21,000 retail outlets, inclusive of grocery, mass merchants and dollar. We partner with over 300 consumer packaged goods manufacturers across various categories including center store, refrigerated, frozen and the perimeter. For additional information, contact (800) 874-4648, or visit the Insignia website at www.insigniasystems.com.

Investor inquiries can be submitted to investorrelations@insigniasystems.com.

Cautionary Statement for the Purpose of Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

Statements in this press release that are not statements of historical or current facts are considered forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. The words “anticipates,” “expects,” “seeks,” “will” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these or any forward-looking statements, which speak only as of the date of this press release. Statements made in this press release regarding, for instance, anticipated future profitability, future service revenues and growth and transformation of the Company’s business are forward-looking statements. These forward-looking statements are based on current information, which we have assessed and which by its nature is dynamic and subject to rapid and even abrupt changes. As such, actual results may differ materially from the results or performance expressed or implied by such forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors, including those set forth in our Annual Report on Form 10-K for the year ended December 31, 2017 and additional risks, if any, identified in our Quarterly Reports on Form 10-Q and our Current Reports on Forms 8-K filed with the SEC. Such forward-looking statements should be read in conjunction with the company's filings with the SEC. Insignia assumes no responsibility to update the forward-looking statements contained in this press release or the reasons why actual results would differ from those anticipated in any such forward-looking statement, other than as required by law.

Insignia Systems, Inc.
STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017

Net sales	$8,245,000	$5,849,000	$15,664,000	$10,616,000
Cost of sales	5,240,000	4,351,000	9,913,000	8,489,000
Gross profit	3,005,000	1,498,000	5,751,000	2,127,000
Operating expenses:
Selling	719,000	831,000	1,622,000	1,719,000
Marketing	566,000	427,000	1,170,000	853,000
General and administrative	1,467,000	814,000	2,474,000	1,867,000

Operating income (loss)	253,000	(574,000)	485,000	(2,312,000)
Other income, net	7,000	2,000	12,000	5,000

Income (loss) before taxes	260,000	(572,000)	497,000	(2,307,000)
Income tax expense (benefit)	76,000	(38,000)	149,000	(582,000)

Net income (loss)	184,000	(534,000)	348,000	(1,725,000)

Net income (loss) per share:
Basic	$0.02	$(0.05)	$0.03	$(0.15)
Diluted	$0.02	$(0.05)	$0.03	$(0.15)

Shares used in calculation of net income (loss) per share:
Basic	11,804,000	11,674,000	11,812,000	11,667,000
Diluted	12,076,000	11,674,000	12,040,000	11,667,000

SELECTED BALANCE SHEET DATA

	(Unaudited)
	June 30,	December 31,
	2018	2017

Cash and cash equivalents	$8,041,000	$4,695,000
Working capital*	12,131,000	11,833,000
Total assets	22,652,000	21,688,000
Total liabilities	7,466,000	6,847,000
Shareholders' equity	15,186,000	14,841,000

*Defined as current assets less current liabilities.